UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2026

Graco Inc.

(Exact name of registrant as specified in charter)

Minnesota	001-09249	41-0285640
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

88 - 11th Avenue Northeast
Minneapolis, Minnesota	55413
(Address of principal executive offices)	(Zip Code)

(612) 623-6000

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	GGG	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 2, 2026, Graco Inc. (the “Company”) announced that Sanjiv Gupta has been appointed as Chief Financial Officer and Treasurer of the Company, effective April 15, 2026. Mr. Gupta succeeds David M. Lowe, who gave notice on February 27, 2026 of his intention to retire as the Company’s Chief Financial Officer and Treasurer, the role in which he has served since June 2021. Mr. Lowe will remain with the Company in a non-executive capacity through May 2026 to assist with the transition.

Mr. Gupta, age 52, currently serves as Vice President & Chief Financial Officer, GM International, at General Motors. Since joining General Motors in 2003, Mr. Gupta has held finance and operational roles of increasing responsibility, including Executive Director, Corporate Financial Planning and Analysis, from 2019 to 2023, President and Managing Director, GM India, from 2017 to 2019, Chief Financial Officer, GM Holden, from 2018 to 2019, and Chief Financial Officer, GM India and GM South East Asia, from 2016 to 2018.

The Management Organization and Compensation Committee of the Company’s Board of Directors has approved compensation arrangements for Mr. Gupta as the Company’s Chief Financial Officer and Treasurer. Mr. Gupta will be paid an annual base salary of $575,000, with an annual incentive bonus plan target of 75% of his base salary, which will not be prorated for the period of his employment during fiscal year 2026. After sixty days of commencing employment with the Company, Mr. Gupta will also receive a one-time cash bonus of $65,000, which he will be required to repay if he voluntarily resigns from the Company, or is terminated for cause by the Company, within one year of his start date.

In addition, upon the effectiveness of his appointment as Chief Financial Officer and Treasurer, Mr. Gupta will receive (i) a sign-on award of stock options having a grant date fair value of $1,175,000 and (ii) an equity award having a grant date fair value of $1,400,000, with $1,120,000 of such award consisting of a grant of restricted stock units (“RSUs”) and $280,000 of such award consisting of a grant of stock options, to replace the value of equity awards Mr. Gupta will forfeit in connection with terminating his existing employment. These awards are in lieu of any other annual long-term incentive awards that might otherwise be made to Mr. Gupta for fiscal year 2026. The RSUs will vest 50% on each of the first and second anniversaries of the award date, and the stock options will have a term of ten years and vest, as follows: approximately 30% on each of the first and second anniversaries of the award date, and approximately 20% on each of the third and fourth anniversaries of the award date. The exercise price of the stock options will be the closing sales price of the Company’s common stock on the day immediately preceding the award date.

The RSUs will be granted to Mr. Gupta pursuant to the form of Executive Officer Restricted Stock Unit Agreement filed as Exhibit 10.1 to this Form 8-K and is incorporated by reference. If Mr. Gupta’s employment with the Company terminates prior to a scheduled vesting date of the RSUs, he will forfeit all unvested RSUs, except that all unvested RSUs will immediately vest if he dies, his employment terminates due to disability or he is terminated by the Company without cause. In addition, all unvested RSUs will immediately vest upon the occurrence of a change in control of the Company. The terms and conditions of the stock option award will otherwise be consistent with those of comparable long-term incentive awards to executive officers under the Company’s Amended and Restated 2019 Stock Incentive Plan.

Mr. Gupta will be entitled to relocation assistance in accordance with the Company’s relocation program, as well as other benefits consistent with those which are available to other Company executives. He will also be offered the Company’s standard form of Key Employee Agreement.

There is no arrangement or understanding between Mr. Gupta and any other person pursuant to which he was selected as the Company’s Chief Financial Officer and Treasurer. There are no transactions between Mr. Gupta and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

A copy of the Company’s March 2, 2026 press release announcing the appointment of Mr. Gupta is filed as Exhibit 99.1 to this Form 8-K and is incorporated by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Form of Executive Officer Restricted Stock Unit Agreement.

99.1	Press Release dated March 2, 2026.

104	Cover Page Interactive Data File (included within the Inline XBRL document).

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRACO INC.

Date: March 2, 2026	By:	/s/ Joseph J. Humke
Joseph J. Humke
Its: Executive Vice President, General Counsel and Corporate Secretary